GENNX360 CAPITAL PARTNERS, L.P.
300 Park Avenue, 17th Floor
New York, New York 10022
October 21, 2009

Private and Confidential

GenNx360 GVI Holding, Inc.
c/o GenNx360 Capital Partners, L.P.
300 Park Avenue, 17th Floor
New York, New York 10022

GenNx360 GVI Acquisition Corp.
c/o GenNx360 Capital Partners, L.P.
300 Park Avenue, 17th Floor
New York, New York 10022

GVI Security Solutions, Inc.
2801 Trade Center Drive, Suite 120
Carrollton, TX 75007

Ladies and Gentlemen:

Reference is hereby made to that Agreement and Plan of Merger, dated as of the date hereof, by and among GenNx GVI Holding, Inc. (“Parent”), GenNx GVI Acquisition Corp. (“Merger Sub”) and GVI Security Solutions, Inc. (the “Company”) (the “Agreement”).  It is contemplated that Merger Sub will conduct a cash tender offer (the “Offer”) for at least a majority of the issued and outstanding shares of common stock, par value $.001 per share, of the Company, followed by a second-step merger (the “Merger”) of Merger Sub with and into the Company, with the Company continuing on as the surviving corporation of the Merger and a wholly-owned subsidiary of Parent (the “Transaction”).  Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Agreement.

1.
Capital Commitment for the Merger Consideration.  Subject to the following sentence, GenNx360 Capital Partners, L.P. (“GenNx360”) agrees that it (or one or more of its Affiliates) will make an aggregate equity contribution to Parent of up to $12 million (the “Equity Amount”),  which in turn will capitalize Merger Sub, at the closing of the Offer, with an aggregate capital contribution in an amount as may be required to fund the Merger Consideration and expenses related to the Transaction (the “Proposed Capital Financing”).  The obligation of GenNx360 to provide the Proposed Capital Financing is subject to (i) confirmation of the satisfaction in full or waiver of each of the conditions set forth in Section 7.1 (Conditions to Each Party’s Obligation to Effect the Merger) and Section 7.2 (Conditions to Obligations of Parent and Merger Sub) (including those conditions set forth on Exhibit A to the Agreement) and (ii) there shall have been no termination of the Agreement pursuant to the terms and subject to the conditions thereof.

GenNx360 Capital Partners, L.P.
October 21, 2009

2.
Guarantee.  GenNx360 hereby absolutely, unconditionally and irrevocably guarantees (the “Guarantee”), up to an amount equal to the Equity Amount, as primary obligor and not merely as surety, the due and punctual payment, performance and discharge of the obligations of Parent and Merger Sub to pay any liabilities or damages incurred or suffered by the Company as a result of the breach by Parent or Merger Sub of any of their representations, warranties, covenants or other agreements under the Agreement for which Parent or Merger Sub is liable pursuant to the terms of the Agreement.

3.
Representations.  GenNx360 hereby represents and warrants that it has sufficient cash on hand or capital commitments to satisfy its obligations under this letter agreement, including the Guarantee, and will take no action that would limit its ability or obligation to satisfy such obligations.

4.
Termination of Obligations.  The foregoing obligations will terminate upon the earlier of (i) the Closing of the transactions contemplated by the Agreement, (ii) the date on which the Agreement is validly terminated by mutual consent of the parties  pursuant to the terms and subject to the conditions thereof, or  (iii) the first anniversary of the date hereof, except as to a claim for payment asserted in writing against GenNx360 prior to such first anniversary.  Upon termination of this letter agreement, any obligations hereunder will terminate and no party shall have any liability whatsoever to any other party.

5.
Limitations on Liability.  Notwithstanding anything that may be expressed or implied in this letter agreement, the Agreement or otherwise, Parent, Merger Sub and the Company, by their acceptance of the benefits hereof, covenant, agree and acknowledge that, notwithstanding that GenNx360 and its respective successors and permitted assigns may be a limited partnership or a limited liability company, (i) no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, employee, partner, affiliate, agent, member, manager, shareholder, representative or assignee (any such person or entity, a “Representative”) of GenNx360 or any Representative of GenNx360 (any such Representative, a “Secondary Representative”), whether by the enforcement of any assessment or by any legal or equitable proceedings, or by virtue of any statute, regulation or other applicable law and (ii) no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Representative of GenNx360 or any Secondary Representative, as such for any obligations of GenNx360 under this letter agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of, or by reason of, such obligations or their creation.  GenNx360 shall only be liable for willful and material breaches of its obligations hereunder.  The maximum liability of GenNx360 under or with respect to this letter agreement shall in no event exceed the Equity Amount, and in no event shall GenNx360 be liable for any special, incidental, indirect, punitive or consequential damages hereunder.

GenNx360 Capital Partners, L.P.
October 21, 2009

6.
Third Party Beneficiary.  The Company shall be an express third party beneficiary to the agreements made in this letter agreement, including the Guarantee, and shall have the right to enforce such agreements directly against GenNx360.  Except as set forth in the preceding sentence, nothing herein is intended to, nor shall it, confer, expressly or by implication, upon any other person or entity (including, without limitation, any of the Company’s creditors) any right or remedy under or by reason of this letter agreement, whether as a purported third party beneficiary or otherwise

7.	Assignment. GenNx360 may not assign any of its obligation under this letter agreement.

8.
Miscellaneous.  This letter agreement is delivered to Parent, Merger Sub and the Company with the understanding and on the condition that neither this letter nor its substance will be disclosed publicly or privately except (i) with written permission of GenNx360 and the Company, (ii) to the shareholders, managers, directors, officers, advisors and representatives of the Company, to the extent needed to facilitate evaluation of and negotiations with respect to the Transaction, provided that such parties agree to use such information solely for such purpose and to keep such information confidential as provided herein, or (iii) to the extent required or requested, as appropriate, by law, regulation, judicial or governmental order, subpoena or other legal process or by any governmental, regulatory or supervisory authority or stock exchange.  This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in such district in the event any dispute arises out of this letter agreement or any transactions contemplated by this letter agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this letter agreement or any of the transactions contemplated by this letter agreement in any court other than such courts sitting in the State of New York.  THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN THE MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LETTER AGREEMENT.  No amendment, waiver or modification of any provision of this letter agreement shall become effective unless the same shall be in writing and signed by each of the parties hereto, including the Company.  This letter agreement may be signed in one or more counterparts.

[Signature pages follow]

Yours sincerely,

GENNX360 CAPITAL PARTNERS, L.P.

By:	/s/ Lloyd G. Trotter
Name: Lloyd G. Trotter
Title: Managing Partner

Accepted and Agreed to
as of October 21, 2009.

GENNX360 GVI HOLDING, INC.

By:	/s/ Matthew Guenther
Name: Matthew Guenther
Title: Vice President

GENNX360 GVI ACQUISITION CORP.

By:	/s/ Matthew Guenther
Name: Matthew Guenther
Title: Vice President

Accepted and Agreed to
as Third Party Beneficiary
as of October 21, 2009.

GVI SECURITY SOLUTIONS, INC.

By:	/s/ Steven E. Walin
Name: Steven E. Walin
Title: Chief Executive Officer